EXHIBIT 10(d)

                            STOCK REPURCHASE AGREEMENT


      This Agreement is made as of May 1, 1984 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

      WHEREAS, Masco is transferring to Industries certain assets pursuant to the Masco Corporation Corporate Restructuring Plan (the "Plan") dated as of May 1, 1984 and proposes thereafter, pursuant to the Plan, to distribute as a dividend (the "Distribution") in excess of 40% of Industries' Common Stock, $1.00 par value (the "Common Stock"), to the stockholders of Masco;

      WHEREAS, as a result of the Distribution, Industries will become a publicly held corporation and Masco will initially own approximately 50% of the Common Stock;

      WHEREAS, employees of and consultants to Masco and Industries and their respective subsidiaries may on the date of the Distribution possess share awards of Common Stock under the Masco Corporation 1984 Restricted Stock (Industries) Incentive Plan (the "Masco Plan") which are forfeitable to Masco upon the occurrence of the events specified therein, Industries has established its own Restricted Stock Incentive Plan and may in the future establish additional plans (the "Industries Plans") under which shares of Common Stock of Industries could be awarded to employees of and consultants to Industries and its subsidiaries and affiliated companies subject to forfeiture to Industries, and Industries may in the future desire to repurchase shares of its outstanding Common Stock; and

      WHEREAS, Masco desires to prevent any of the foregoing events, without the concurrence of Masco, from resulting in an increase in Masco's percentage ownership of the outstanding Common Stock as it exists immediately prior to occurrence of such event;

      NOW, THEREFORE, the parties hereby agree as follows:

      1. If at any time prior to May 1, 1994, (a) Industries or any of its subsidiaries shall repurchase any Common Stock or (b) any shares of Common Stock, which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies pursuant to the Industries Plans, or which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies or Masco or its subsidiaries or affiliated companies pursuant to the Masco Plan, shall be forfeited to Industries or Masco pursuant to the terms thereof, Industries shall offer to Masco the opportunity to sell to Industries on the terms and conditions hereinafter set forth, the number of shares of Common Stock (the "Offered Shares") necessary to prevent any increase in the percentage of outstanding shares of

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Common Stock owned by Masco immediately prior to such repurchase or forfeiture.

      2. Promptly after any forfeiture pursuant to the Masco plan should Masco desire to sell shares of Common Stock to Industries, Masco shall notify Industries thereof, specifying the number of shares of Common Stock so forfeited. Promptly after any such repurchase by Industries or forfeiture pursuant to the Industries Plans, Industries shall notify Masco thereof in writing, specifying the number of shares of Common Stock so repurchased or forfeited and the number of shares of Common Stock required to be sold by Masco to Industries to prevent the increase in percentage ownership as provided in Paragraph 1. Industries shall thereafter offer Masco the opportunity for 30 days from the date of either of such notices to sell to Industries all (or such lesser number as is specified by Masco in its acceptance referred to in Paragraph 3) of the Offered Shares for a purchase price (the "Purchase Price") equal to (a) in the case of a repurchase of Common Stock by Industries, the highest repurchase price paid by Industries to a third party during the 30-day period ending on the date of such repurchase or (b) in the case of the forfeiture of shares of Common Stock pursuant to the Industries Plans or the Masco Plan, as the case may be, the fair market value of shares of the Common Stock at the close of trading on the date of such forfeiture.

      3. If Masco shall accept Industries' offer within the 30-day period specified in Paragraph 2 above by written notice to Industries, then on the date 5 days after the date of Masco's acceptance, Masco shall deliver to Industries duly executed certificates representing the Offered Shares as to which Industries' offer has been accepted against receipt from Industries of the amount of the Purchase Price for such Offered Shares.

      4. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      5. This Agreement shall not be assigned by either party, except to a successor to substantially all of the business of a party, without the express written consent of the other party.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MASCO CORPORATION                   MASCO INDUSTRIES, INC.


By  /s/ Wayne B. Lyon               By  /s/ Richard A. Manoogian
     Vice President                            President

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                                          September 20, 1985


Mr. Richard G. Mosteller
Masco Corporation
21001 Van Born Road
Taylor, Michigan  48180

Re:  Restricted Stock Incentive Plans

Dear Mr. Mosteller:

      This will confirm (i) our arrangements regarding reimbursement of costs relating to unvested incentive award shares of Masco Corporation ("Masco") common stock and Masco Industries, Inc. ("Industries") common stock upon transfers of employment and consulting relationships between Masco and Industries, (ii) our arrangements regarding reimbursement upon forfeitures of such shares, and (iii) our prior understandings on the implementation of the Stock Repurchase Agreement dated May 1, 1984 between Masco and Industries with respect to Industries' repurchases of its common stock from Masco following the forfeiture of shares of Industries common stock granted under either Masco's or Industries' restricted stock incentive plan (the "Industries Stock Incentive Plans") and following open market repurchases of such stock by Industries.
These procedures have been established in order to attribute the cost of such incentive shares in respect of the employees of and consultants to Masco and Industries and to permit Masco, among other things, to achieve its expressed objective of maintaining its equity ownership in Industries at not more than 50% after any forfeiture of Industries incentive award shares. These procedures are not intended to alter the rights of the parties under the Corporate Restructuring Plan or the Stock Repurchase Agreement except as expressly provided herein, and may be terminated by Masco or Industries at any time without cause, effective ten days after notice of termination.

      1.  Transfers.

      If a person changes employment or a consulting relationship from Masco to Industries or from Industries to Masco, the new employer will reimburse the former employer for the cost on the books of the former employer which is associated with unvested shares of Masco common stock or Industries common stock awarded under a Masco or Industries incentive plan, to the extent such shares may continue to vest while the person is engaged by the new employer.

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      2.  Forfeitures By Industries Employees and Consultants.

      A. Shares of Industries common stock forfeited by an Industries employee or consultant which were granted pursuant to either of the Industries Stock Incentive Plans are deemed automatically acquired by Industries from the employee or consultant as of the date of the forfeiture notwithstanding any contrary provision in either of the Industries Stock Incentive Plans. Industries waives its right under Paragraph 4.02 of the Corporate Restructuring Plan to require Masco to pay Industries an amount equal to the unamortized cost of Industries shares forfeited by Industries employees which were granted under Masco's Industries Stock Incentive Plan and no amount is payable by Industries to Masco on account of Industries' acquisition of such forfeited shares.

      B. Shares of Masco common stock that were granted under the Masco Restricted Stock Incentive Plan are forfeited by Industries employees and consultants to Masco upon termination of employment or the consulting relationship. Masco will reimburse Industries for the cost on Industries' books which is associated with such forfeited Masco shares.

      3.  Forfeitures By Masco Employees and Consultants.

      If Masco's equity ownership in Industries would exceed 50% at the end of any month, shares of Industries common stock forfeited by Masco employees and consultants during such month are deemed automatically acquired by Industries from those employees and consultants (notwithstanding any contrary provision in Masco's Industries Stock Incentive Plan) on the last day of such month to the extent necessary so that Masco's ownership will not exceed 50% as of such date. Industries will reimburse Masco for its loss arising from such forfeiture by paying to Masco an amount equal to the fair market value of such shares (as determined under Paragraph 4 hereof) on the last trading day of such month.

      4.  Repurchase of Industries Shares on Account Of Forfeitures.

      If Masco's equity ownership in Industries would exceed 50% at the end of any month in which forfeited Industries shares are deemed automatically acquired by Industries, Industries is deemed to repurchase from Masco, on the last day of such month, additional shares of Industries common stock to the extent necessary so that Masco's ownership of Industries common stock does not exceed 50% as of the last day of such month. Pursuant to Paragraph 2(b) of the Stock Repurchase Agreement, the price for the Industries shares so repurchased from Masco is the fair market value of such shares at the close of trading on the last trading day of such month (which is determined by the last sale price for Industries shares as reported in the NASDAQ National Market System).

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      5.  Repurchase of Industries Shares on Account Of Open Market Purchases.

      If Masco's equity ownership in Industries would exceed 50% at the end of any month in which Industries makes open market purchases of its common stock in connection with awards of shares under its Industries Stock Incentive Plan or in connection with employee stock options, Industries is deemed to repurchase from Masco, on the last day of such month, shares of Industries common stock to the extent necessary so that Masco's ownership of Industries common stock does not exceed 50% as of the last day of such month. Notwithstanding Paragraph 2(a) of the Stock Repurchase Agreement, the price for the Industries shares so repurchased from Masco is the weighted average price paid by Industries for its open market share purchases during such month. If Masco's equity ownership of Industries would exceed 50% at the end of any month in which forfeited Industries shares are deemed automatically acquired by Industries and in which Industries makes open market purchases of the types contemplated under Paragraph 5 hereof, shares shall be deemed to be repurchased by Industries first pursuant to Paragraph 4. If, after such repurchases pursuant to Paragraph 4, Masco's equity ownership would still exceed 50%, shares shall then be deemed to be repurchased by Industries pursuant to this Paragraph 5.

      6.  Quarterly Settlement.

      Masco and Industries will effect a quarterly settlement of the amounts required hereunder to be (i) reimbursed upon the transfer of employment or a consulting relationship between Masco and Industries, (ii) reimbursed to Masco upon the forfeiture of Industries shares by Masco employees and consultants,
(iii) reimbursed to Industries upon the forfeiture of Masco shares by Industries employees and consultants, and (iv) paid to Masco for any repurchase of Industries shares pursuant to Paragraphs 4 and 5 hereof.

      7.  Additional Provisions.

      A. Appropriate instructions will be given to Industries' transfer agent to reflect Industries' ownership of forfeited Industries shares and repurchase of additional Industries shares.

      B. Masco and Industries will promptly notify each other of forfeitures of shares which are subject to these procedures.

      C. These procedures are deemed to be effective as of May 1, 1984, notwithstanding the fact that certain reports prepared prior to the date hereof are inconsistent herewith, and this letter supersedes any prior arrangements with respect to such procedures.

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      Please confirm your agreement with the foregoing procedures.

                                          Sincerely,



                                     /s/ James J. Sigouin
                                         James J. Sigouin
                                         Vice President - Finance

Confirmed by
Masco Corporation:


By  /s/ Richard G. Mosteller
      Richard G. Mosteller
      Senior Vice President
         - Finance

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                      AMENDMENT TO STOCK REPURCHASE AGREEMENT


      AMENDMENT dated as of December 20, 1990 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

      WHEREAS, Masco and Industries are parties to a Stock Repurchase Agreement dated as of May 1, 1984 and a related letter agreement dated September 20, 1985; and

      WHEREAS, Masco and Industries desire to amend the Stock Repurchase Agreement in connection with the transactions contemplated by the Exchange Agreement dated as of December 18, 1990 between Masco and Industries;

      NOW, THEREFORE, the parties agree that Paragraph 1 of the Stock Repurchase Agreement dated as of May 1, 1984 is amended to read as follows:

      "1. If at any time prior to May 1, 1994, (a) Industries or any of its subsidiaries shall repurchase any Common Stock or (b) any shares of Common Stock, which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies pursuant to the Industries Plans, or which have been awarded to any employees of or consultants to Industries or its subsidiaries or affiliated companies or Masco or its subsidiaries or affiliated companies pursuant to the Masco Plan, shall be forfeited to Industries or Masco pursuant to the terms thereof, and as a result of such repurchase or forfeiture the percentage of outstanding shares of Common Stock owned by Masco would increase to an amount in excess of 49%, Industries shall offer to Masco the opportunity to sell to Industries on the terms and conditions hereinafter set forth, the number of shares of Common Stock (the "Offered Shares") necessary to reduce the percentage of outstanding shares of Common Stock owned by Masco to 49%."

      Except as specifically amended hereby, the Stock Repurchase Agreement and related letter agreement referred to above remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

MASCO CORPORATION                  MASCO INDUSTRIES, INC.



By  /s/ Gerald Bright                By  /s/ Erwin H. Billig
  Vice President and Secretary       President and Chief Operating
                                      Officer

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                                     AGREEMENT

      This Agreement is dated as of November 23, 1993 between MascoTech, Inc., a Delaware corporation (the "Company"), and Masco Corporation, a Delaware corporation ("Masco").

      WHEREAS, in addition to certain shares of Company common stock, par value $1.00 per share (the "Common Stock"), and warrants to purchase Common Stock, Masco holds (i) $130 million (the "Masco Debentures") of the Company's 6% Convertible Subordinated Debentures Due 2011 (the "Debentures"), which are redeemable at any time by the Company and convertible at any time into Common Stock at $18 per share of Common Stock, and (ii) the one million outstanding shares of the Company's 10% Exchangeable Preferred Stock (the "Preferred Stock").

      WHEREAS, the Company has been contemplating calling for redemption all of the Debentures (including the Masco Debentures), and Masco is willing to refrain from selling or otherwise disposing of Common Stock or other Company securities for a period of time in order to facilitate the call for redemption of all of the Debentures.

      WHEREAS, it is in the interest of the Company to repurchase the Preferred Stock for cash in order to reduce its financing costs and such repurchase is not inconsistent with Masco's previously stated intention to reduce its investment in the Company.

      WHEREAS, the Company and Masco have entered into a Securities Purchase Agreement dated as of March 31, 1993 (the "Securities Purchase Agreement") pursuant to which Masco has agreed to purchase from the Company at its request on or before March 31, 1995 additional preferred stock or subordinated debt securities for an aggregate purchase price of up to $200 million, and the parties desire to amend and restate the Securities Purchase Agreement in certain respects.

      WHEREAS, the Company and Masco have entered into a Stock Repurchase Agreement dated as of May 1, 1984, as amended (the "Stock Repurchase Agreement"), pursuant to which the Company has agreed to repurchase from Masco, until May 1, 1994, such number of shares of Common Stock as may be necessary to prevent Masco's Common Stock ownership interest in the Company from exceeding 49%, and the parties are agreeable to extending the term thereof.

      NOW, THEREFORE, the parties agree as follows:

      1. Conversion of Debentures. Masco agrees that (a) on or before December 31, 1993 it will surrender for conversion the Masco Debentures, and (b) it will not sell or otherwise dispose of any Common Stock, warrants to purchase Common Stock or Debentures (whether now held or acquired on conversion) on or before December 31, 1993. If Masco surrenders the Masco Debentures for conversion

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prior to December 15, 1993, the Company will pay Masco an amount equal to the interest accrued on the Masco Debentures from the last regular semi-annual interest payment date to the date of conversion.

      2. Repurchase of Preferred Stock. The Company shall repurchase the Preferred Stock for $100 per share, plus an amount equal to accrued and unpaid dividends from October 1, 1993 to the date of repurchase, payable in cash on the date of such repurchase. Such repurchase shall occur as soon as practicable after the execution of this Agreement.

      3. Amendment to Securities Purchase Agreement. Concurrently herewith the parties are entering into an Amended and Restated Securities Purchase Agreement. The parties hereby confirm that all securities issuable pursuant to the Amended and Restated Securities Purchase Agreement will be "Registrable Securities" under the Registration Agreement between them dated as of March 31, 1993.

      4. Amendment to Stock Repurchase Agreement. The parties hereby amend Paragraph 1 of the Stock Repurchase Agreement by deleting the date "May 1, 1994" and substituting therefor the date "May 1, 2004". Except as otherwise specifically set forth herein, the Stock Repurchase Agreement shall continue in full force and effect.

      5. Representations and Warranties. (a) Each party represents and warrants to the other that the following statements are true and correct as of the date hereof and will be true and correct at the time Masco surrenders the Masco Debentures for conversion and at the time of the repurchase of the Preferred Stock:

            (i) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized by its certificate of incorporation to carry on its business as now conducted.

          (ii) The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby are within the corporate powers of such party and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes a valid and binding agreement of such party.

            (iii) No authorization, consent or approval of, or registration or filing with, any governmental or public body or regulatory authority is required and which has not been obtained on the part of such party for the execution, delivery and performance of this Agreement by such party.

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          (iv)  The execution, delivery and performance of this Agreement by such party do not result in any violation by it of any of the terms or provisions of its certificate of incorporation or by-laws or of any indenture, mortgage or other agreement or instrument by which it or any of its Subsidiaries (as hereinafter defined) is bound.

      (b) Masco represents and warrants to the Company that Masco has, and at the time of the repurchase of the Preferred Stock will have, unencumbered title to the Preferred Stock, free and clear of any Liens (as hereinafter defined), and delivery by Masco of the Preferred Stock will pass unencumbered title to the Company, free and clear of any Liens .

      (c) The Company represents and warrants to Masco that the repurchase of the Preferred Stock from Masco will be effected in compliance with the Delaware General Corporation Law.

      6. Legal Opinions. Concurrently with the execution hereof, Masco is delivering to the Company an opinion of John R. Leekley, counsel to Masco, and the Company is delivering to Masco an opinion of Dykema Gossett, counsel to the Company, in each case dated the date hereof and to the effect of certain of the matters specified in Paragraph 5 hereof.

      7. Definitions. The following terms, as used herein, have the following meanings:

            (a) "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            (b) "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            (c) "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

      8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


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     WHEREFORE, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    MASCO CORPORATION


                                    By  /s/Richard G. Mosteller
                                      Its Senior Vice President -
                                           Finance


                                    MASCOTECH, INC.


                                    By  /s/Timothy Wadhams
                                      Its Vice President - Controller


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